Nationwide Fund Advisors
                           1200 River Road, Suite 1000
                        Conshohocken, Pennsylvania 19428


August 28, 2007


Nationwide Mutual Funds
1200 River Road, Suite 100
Conshohocken, Pennsylvania 19428


         Re:      FEE WAIVER


Ladies and Gentlemen:

         By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Nationwide Fund Advisors (the "Adviser") agrees that, with respect to each of the Nationwide Destination 2010 Fund, Nationwide Destination 2015 Fund, Nationwide Destination 2020 Fund, Nationwide Destination 2025 Fund, Nationwide Destination 2030 Fund, Nationwide Destination 2035 Fund, Nationwide Destination 2040 Fund, Nationwide Destination 2045 Fund, Nationwide Destination 2050 Fund, and Nationwide Retirement Income Fund (collectively, the "Funds"), which are series of Nationwide Mutual Funds, the Adviser shall waive a portion of its unified management fee in an amount equal to 0.17%, as a percentage of each Fund's average daily net assets, for the period from the date of this Agreement through May 1, 2009. The Adviser acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.


                                                   Nationwide Fund Advisors

                                                   By: /s/ John H. Grady
                                                       -------------------------
                                                       Name:  John H. Grady
                                                       Title: President


Your signature below acknowledges acceptance of this Agreement:

Nationwide Mutual Funds

By: /s/ John H. Grady
    --------------------------
    Name:  John H. Grady
    Title: President
    Date:  August 28, 2007